Exhibit 99.2

DIRECTOR CONSENT

I hereby consent to serve as a director of Rice Acquisition Corp. II (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
Date:	December 22, 2022